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Exhibit 3.1



                            ARTICLES OF INCORPORATION
                                       OF
                             GENESIS FINANCIAL, INC.

         The undersigned person of legal age, acting as incorporator, hereby adopts the following Articles of Incorporation for the purpose of forming a corporation under the Washington Business Corporation Act (Revised Code of Washington, Title 23B).

                                ARTICLE 1. NAME.

         The name of the corporation is GENESIS FINANCIAL, INC.

                              ARTICLE 2. PURPOSES.

         This corporation is organized for the following purposes:

         (a) To engage in all aspects of the secondary mortgage markets, and such other financial services or related businesses as the Board of Directors of the Corporation shall, from time to time determine.

         (b) When deemed appropriate by the Board of Directors of the Company, to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.

         (c) To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

         This Article 2 shall be broadly construed as the purposes and powers of the corporation, and the matters expressed in each clause shall not be limited or restricted by reference to or inference from the terms of any other clauses. Nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right or privilege given to this corporation by law or otherwise.

                               ARTICLE 3. SHARES.

         This corporation shall have authority to issue two classes of stock, designated as Common Stock and Preferred Stock.

         The total number of shares of Common Stock that the corporation will have authority to issue is One Hundred Million (100,000,000). Each share of Common Stock shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

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         The total number of shares of Preferred Stock that the corporation will have authority to issue is Ten Million (10,000,000). Each share of Preferred Stock will have a stated value of $.001 per share. The authorized but unissued shares of Preferred Stock may be divided into, and issued in, designated series, from time to time, by one or more resolutions of adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock

                         ARTICLE 4. PRE-EMPTIVE RIGHTS.

         Shareholders of this corporation shall have no pre-emptive rights to acquire additional shares or treasury shares issued by the corporation, or any securities convertible into, or carrying or evidencing any right or option to purchase any such shares.

                         ARTICLE 5. DIRECTOR LIABILITY.

         A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for the liability of the director for: (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director; (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to impermissible distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act (the "Act") is amended to authorize corporate action further eliminating or limiting the personal liability directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the forgoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                           ARTICLE 6. INDEMNIFICATION

         The corporation shall indemnify its directors against all liability, damage, or expense resulting from the fact that such person is or was a director, to the maximum extent and all circumstances permitted by law; except that the corporation shall not indemnify a director against liability, damage, or expense resulting from the director's gross negligence.

                               ARTICLE 7. VOTING.

         The holders of any of the corporation's capital stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. Cumulative voting for the election of directors is hereby expressly prohibited. The holders of Common Stock shall be entitled to one vote for each share held. All of the Common Stock authorized shall have equal voting rights without restriction.



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               ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION.

         This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by statute. All rights of the shareholders of this corporation are subject to this reservation.

             ARTICLE 9. ACTION BY MAJORITY CONSENT OF SHAREHOLDERS.

         Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if either:

         (a) The action is taken by all of the shareholders entitled to vote on the action (Unanimous Consent); or

         (b) So long as this corporation is not a public company, the action is taken by the shareholders of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at which a meeting of all of the shares entitled to vote on the action were present and voted.

         To the extent that prior notice is required by law, any advance notice required by statute to be given to non-consenting shareholders shall be made at least one business day prior to the effectiveness of the action, or such longer period as required by law. The form of this notice shall be sufficient to apprise the non-consenting shareholder of the nature of the action to be effected, in a manner approved by the directors of this corporation or by a committee or officers to whom the board has delegated responsibility.

                        ARTICLE 10. SHAREHOLDER APPROVAL.

         The affirmative vote of a majority of all of the votes entitled to be cast on the matter shall be sufficient, valid, and effective, after due consideration and reconsideration of such action by the the Board of Directors, as required by law, to approve and authorize the following acts of the corporation:

         a. An amendment to these Articles of Incorporation;

         b. The merger of this corporation into another corporation or the merger of one or more corporations into this corporation;

         c. The acquisition by another corporation of all of the outstanding shares of one or more classes or series of this corporation; or

         d. The sale, lease, exchange, or other disposition by this corporation of all, or substantially all, of its property other than in the usual course of business.



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                   ARTICLE 11. REGULATION OF INTERNAL AFFAIRS.

         The provisions for the regulation of the internal affairs of the corporation shall be set forth in the Bylaws.

                               ARTICLE 12. BYLAWS.

         The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

                         ARTICLE 13. BOARD OF DIRECTORS.

         The initial Board of Directors of this corporation consists of three directors. The names and addresses of such initial directors are as follows:

Douglas B. Durham          Michael A. Kirk            Brad E. Herr
200 N. Mullan Rd., #217    200 N. Mullan Rd., #217    200 N. Mullan Rd., #213
Spokane, WA 99206          Spokane, WA 99206          Spokane, WA 99206

         The number of directors constituting the Board of Directors of this corporation may be increased or decreased from time to time in the manner specified in the Bylaws of this corporation: provided, however, that the number shall not be less than one (1) director or more than seven (7). In the case of a vacancy in the Board of Directors because of a director's resignation, removal, or other departure from the board, or because of an increase in the number of directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

                    ARTICLE 14. REGISTERED OFFICE AND AGENT.

         The address of the initial Registered Office of this corporation is 200 North Mullan Road, Suite 213, Spokane, Washington 99206, and the name of its initial Registered Agent is Brad E. Herr.

                            ARTICLE 15. INCORPORATOR.

         The name and address of the incorporator is: Brad E. Herr, 200 North Mullan Road, Suite 213, Spokane, Washington 99206.


         IN WITNESS WHEREOF, the undersigned, being the duly authorized Incorporator of this corporation, executed these Articles of Incorporation and certified to the truth of the facts herein stated this 22nd day of January, 2002.

                                                  /s/ Brad E. Herr

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STATE OF WASHINGTON                 )
                                    )ss.
County of Spokane.                  )

         I, the undersigned, a Notary Public duly commissioned to take acknowledgements and administer oaths in the State of Washington, certify that Brad E. Herr, being the Incorporator of Genesis Financial, Inc., personally appeared before me and swore to the truth of the facts therein stated.

         WITNESS my hand and notarial seal this 22nd day of January, 2002.


                                        /s/ Kristie L. Jesmore
                                ----------------------------------
                                 NOTARY PUBLIC in and for the State
                                 of Washington, residing at Spokane.
                                 My Commission Expires: 12/01/2002


                      CONSENT TO SERVE AS REGISTERED AGENT
                      ------------------------------------

I, Brad E. Herr, hereby consent to serve as registered agent in the State of Washington for the following corporation: Genesis Financial, Inc. I understand that, as agent for the corporation, it will be my duty to receive service of process in the name of the corporation, to forward all mail to the corporation, and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of the corporation for which I am agent.

Dated this ____ day of January, 2002.

                                          /s/ Brad E. Herr
                                          Brad E. Herr
                                          200 N. Mullan Road, Suite 213
                                          Spokane, Washington 99206


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